CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

Exhibit 99.1

U.S. Physical Therapy Announces the Acquisition of an
Eight-Clinic Physical Therapy Management Services Company

Houston, TX, January 5, 2026 – U.S. Physical Therapy, Inc. (“USPH” or the “Company”) (NYSE, NYSE Texas: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, announced the acquisition of a physical therapy management services company, which exclusively manages a physical therapy practice with eight clinic locations, generating approximately $8.0 million in annual revenues and 66,000 in annual visits.  USPH acquired a 50% interest and 50% was retained by the current owners.

Graham Reeve, Chief Operating Officer-West, said, “We are excited to welcome our newest partners into the USPH family and expand our service offerings.  This team delivers outstanding clinical care and has developed incredible relationships in the communities they serve, and we look forward to assisting and supporting them as they continue to build on this foundation in the future.”

About U.S. Physical Therapy, Inc.
Founded in 1990, U.S. Physical Therapy, Inc. owns and/or manages 780 outpatient physical therapy clinics in 44 states. USPH clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically related injuries and rehabilitation of injured workers. USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.